UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2014, Par Petroleum Corporation (the “Company”) announced the appointment of Joseph Israel as its new President and Chief Executive Officer effective January 5, 2015. The Company also announced that William Monteleone, its current CEO, will become the Company’s Senior Vice President of Mergers and Acquisitions effective January 5, 2015, and remain a member of the Company’s Board of Directors. Mr. Israel is also expected to join the Company’s Board of Directors on or about the time of his commencement of employment.

Mr. Israel, age 43, served as Senior Vice President of Hunt Refining Company from August 2011 to November 2014. Prior to joining Hunt, Mr. Israel served in various roles with Alon USA Energy, Inc. from August 2000 to July 2011, including most recently as Chief Operating Officer from September 2008 to July 2011. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity. Mr. Israel received an MBA and a BA in Economics from the Hebrew University of Jerusalem. Additionally, Mr. Israel has completed business courses at the Center of Management Research at Harvard University and The College of Petroleum & Energy Studies at Oxford.

On December 12, 2014, the Company entered into an employment offer letter with Mr. Israel, pursuant to which he will be entitled to receive an annual base salary of $450,000 paid in accordance with Company payroll practices. Mr. Israel will also be eligible for an annual performance bonus, depending upon the achievement of specific individual and corporate performance criteria. Mr. Israel’s target bonus will be 75% of his annual base salary with a maximum of 150%. In addition, Mr. Israel will be eligible to participate in equity programs approved by the Company’s Compensation Committee, and his annual grants of restricted common stock and common stock options will each be equal to 75% to 150% of his annual base salary. Upon the commencement of his employment, Mr. Israel will be entitled to receive restricted common stock with a value of $450,000 and common stock options with a value of $450,000, each under the under the Company’s 2012 Long Term Incentive Plan.

In the event of the termination of Mr. Israel’s employment by the Company without Cause (as defined in the employment offer letter) or by Mr. Israel for Good Reason (as defined in the employment offer letter), and provided that Mr. Israel delivers an effective release in favor of the Company and complies with restrictive covenants and obligations to the Company, Mr. Israel will be entitled to the following benefits: (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods), payable pro rata over 12 months and (iii) accelerated vesting of all outstanding unvested equity awards.

Mr. Israel will also be eligible to participate in any benefit plans that may be offered from time to time by the Company to its employees generally and in the Company’s 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

The foregoing description of the employment offer letter is not complete and is qualified in its entirety by reference to the full text of the employment offer letter, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On December 16, 2014, the Company issued a press release announcing the appointment of Mr. Israel. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated December 16, 2014.

10.1	Employment Offer Letter with Joseph Israel dated December 12, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: December 17, 2014	/s/ Brice Tarzwell
Brice Tarzwell
Senior Vice President, Chief Legal Officer and Secretary

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